Exhibit 3.1
TERRITORY OF THE BRITISH VIRGIN ISLANDS
THE BVI BUSINESS COMPANIES ACT, 2004 (As amended)
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
Camelot Information Systems Inc.
A COMPANY LIMITED BY SHARES
1	NAME

The name of the Company is Camelot Information Systems Inc.

2	STATUS

The Company is a company limited by shares.

3.	INTERNATIONAL BUSINESS COMPANIES ACT

The Company was first incorporated as a company under the International Business Companies Act, Cap. 291 of the laws of the British Virgin Islands (as amended) on 20th November, 2000 and immediately prior to its re-registration under the Act was governed by the International Business Companies Act.

4.	COMPANY LIMITED BY SHARES

The Company is a company limited by shares. The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

5.	REGISTERED OFFICE

At the time of the application to re-register the Company under the Act, the registered office of the Company was situated at P.O. Box 958, Pasea Estate, Road Town, Tortola, British Virgin Islands.

6.	REGISTERED AGENT

6.1	At the time of the application to re-register the Company under the Act, the registered agent of the Company was Morgan & Morgan Trust Corporation Limited of P.O. Box 958, Pasea Estate, Road Town, Tortola, British Virgin Islands..

6.2	The Company may by Resolution of Shareholders or by Resolution of Directors change the location of its registered office or change its registered agent.

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6.3	Any change of registered office or registered agent will take effect on the registration by the Registrar of a notice of the change filed by the existing registered agent or a legal practitioner in the British Virgin Islands acting on behalf of the Company.

7	CAPACITY AND POWERS

7.1	Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:
(a)	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)	for the purposes of paragraph (a), full rights, powers and privileges.
7.2	For the purposes of section 9(4) of the Act, there are no limitations on the business that the Company may carry on.

8	NUMBER AND CLASSES OF SHARES

8.1	The Company is authorised to issue a maximum of 500,000,000 Shares comprised as follows:
(a)	451,925,654 Ordinary Shares,

(b)	44,055,018 Series A Voting Convertible Preferred Shares (the “Series A Preferred Shares”), and

(c)	4,019,328 Series B Voting Convertible Preferred Shares (the “Series B Preferred Shares”).
Hereinafter in this Amended and Restated Memorandum of Association and the attached Articles of Association (the “Memorandum and Articles of Association”), the term “Preferred Shares” shall mean, collectively, the Series A Preferred Shares and Series B Preferred Shares. Each share of the Series A Preferred Shares and Series B Preferred Shares shall be referred to as a “Preferred Share.”

8.2	The Company may issue fractional shares and a fractional share shall have the corresponding fractional rights, obligations and liabilities of a whole share of the same class or series of shares.

8.3	Shares may be issued in one or more series of shares as the directors may by Resolution of Directors determine from time to time.

9	RIGHTS OF SHARES

9.1	Each Preferred Share in the Company shall be issued under the following terms and conditions:
9.1.1	Designation; Rank

(a)	The Series A Preferred Shares shall be designated and known as “Series A Voting Convertible Preferred Shares.” The Series B Preferred Shares shall be designated and known as “Series B Voting Convertible Preferred Shares.”

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(b)	The Preferred Shares shall, with respect to rights upon occurrence of any Liquidation Event (as defined in Clause 9.1.8), rank senior to the ordinary shares of the Company (together with any securities issued in respect thereof, or in substitution therefor, in connection with any sub-division, combination, or any reclassification of shares, recapitalization, merger, consolidation, exchange or other similar reorganization, the “Ordinary Shares”), and to each other class of Capital Shares (as defined in Clause 9.1.8) or series of preferred shares or other equity-linked security established by the Board after the date on which the first Preferred Share is issued by the Company under its Memorandum and Articles of Association (the “Issue Date”), the terms of which do not expressly provide that it ranks senior to or on a parity with the Preferred Shares as to rights upon liquidation, dissolution or winding up, whether voluntary or involuntary (collectively referred to with the Ordinary Shares as “Junior Securities”).

9.1.2	Dividends

(a)	Notwithstanding anything to the contrary herein, the Company shall not pay any dividend, whether in the form of cash or shares, or distribute for free any shares or bonus shares, on or in respect of any Capital Shares of the Company prior to a Qualified IPO of the Company (as defined in Clause 9.1.8).

(b)	Subject to Clause 9.1.2(a) above, when and if, after the Issue Date, the general meeting of shareholders of the Company or the Board shall declare a dividend payable with respect to the then outstanding Ordinary Shares, the holders of Preferred Shares then outstanding shall be entitled to the amount of dividends per share on a pro rata basis with the Ordinary Shares, unless the general meeting of shareholders of the Company or the Board shall declare a dividend on a pro rata basis simultaneously payable with respect to the then outstanding Preferred Shares.

9.1.3	Liquidation Preference

(a)	Upon any occurrence of a Liquidation Event, before any distribution or payment shall be made to the holders of any Junior Securities and Series A Preferred Shares, the holders of the Series B Preferred Shares shall be entitled to be paid out of the remaining assets of the Company legally available for distribution an amount per share in cash equal to the sum of (x) the original issue price per Series B Preferred Share (the “Series B Original Issue Price”) plus (y) any declared but unpaid dividends thereon in each case as adjusted for any sub-division or combinations of shares or similar events with respect to such shares (the “Series B Liquidation Preference”). After payment in full of the Series B Liquidation Preference, the holders of Series A Preferred Shares shall be entitled to be paid out of the remaining assets of the Company legally available for distribution, if any, an amount per share in cash equal to the sum of (a) the original issue price per Series A Preferred Share (the “Series A Original Issue Price”) plus (b) any declared but unpaid dividends thereon in each case as adjusted for any sub-

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division or combinations of shares or similar events with respect to such shares (the “Series A Liquidation Preference”). If upon any occurrence of a Liquidation Event, the assets of the Company legally available for distribution to its shareholders shall be insufficient to pay (i) the holders of the Series B Preferred Shares, or (ii) after payment in full of the Series B Liquidation Preference, the holders of the Series A Preferred Shares, the holders of the Series B Preferred Shares or the holders of the Series A Preferred Shares, as the case may be, shall share ratably in any distribution of the assets of the Company in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b)	After payment in full of the Series B Liquidation Preference and Series A Liquidation Preference, the remaining assets of the Company legally available for distribution, if any, shall be distributed among the holders of Preferred Shares, Ordinary Shares and other Junior Securities on a pro rata basis as if each share of Preferred Shares have been converted into Ordinary Shares pursuant to Clause 9.1.5 immediately prior to such occurrence of a Liquidation Event.

9.1.4	Voting Rights

(a)	Each holder of outstanding Preferred Shares shall be entitled to the number of votes equal to the number of Ordinary Shares into which such Preferred Shares could then be converted at each annual or extraordinary general meeting of shareholders of the Company (and written actions of shareholders in lieu of meetings) with respect to any and all matters presented to the shareholders of the Company for their action or consideration. Except as provided by law or by the express provisions hereof, holders of Preferred Shares shall vote together with the holders of Ordinary Shares as a single class.

(b)	Unless otherwise provided by law or any shareholders agreement then in effect, the vote or written consent of the holders of at least a majority of the then outstanding Preferred Shares (with the holders of Series A Preferred Shares and Series B Preferred Shares voting together as a single class) shall be necessary for effecting or validating the following actions:

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(i)	the creation of or, any amendment, alteration or change to, the rights, preferences, privileges or powers of any Preferred Shares in any manner that adversely affects the holders of Preferred Shares; provided, however, that if any such creation, amendment, alteration or change would affect any series of Preferred Shares adversely as compared with the effect thereof upon any other series of Preferred Shares, no such creation, amendment, alteration or change shall be made without the additional consent given of the holders of at least a majority of the then outstanding series of Preferred Shares which would be so adversely affected;

(ii)	any increase or decrease in the total number of authorized or issued shares of Preferred Shares;

(iii)	change the scope of business, approve the development of any new line of business, or entry into any new business, in each case, by the Company or any of its Subsidiaries;

(iv)	change the jurisdiction of organization of the Company or any of its Subsidiaries;

(v)	amend, modify or waive any provisions of the Articles of Association, Bylaws or other constitutional document of the Company or any of its Subsidiaries that adversely affect the rights, preferences or privileges of the Preferred Shares, provided, however, that if any such amendment, modification or waiver would affect any series of Preferred Shares adversely as compared with the effect thereof upon any other series of Preferred Shares, no such amendment, modification or waiver shall be made without the additional consent given of the holders of at least a majority of the then outstanding series of Preferred Shares which would be so adversely affected;

(vi)	authorize or issue any security of the Company or any of its Subsidiaries (or any instrument convertible or exchangeable into any security of the Company or any of its Subsidiaries);

(vii)	amend or modify any of the terms of existing Equity Security or debt security of the Company or any of its Subsidiaries;

(viii)	authorize or issue any securities to directors or employees or consultants of the Company or any of its Subsidiaries (other than pursuant to the Stock Option Plan);

(ix)	authorize, declare or make any share split (except for share split for the purpose of establishing and implementing the Share Option Plan) or stock combination, any payment, dividend, or other distribution on the securities of the Company or any of its Subsidiaries (whether in cash, securities,

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property or other assets) or redeem or repurchase any securities of the Company or any of its Subsidiaries;

(x)	merge, consolidate or combine the Company or any of its Subsidiaries with any Person, or sell or lease all or substantially all of the assets of the Company or any of its Subsidiaries in any single transaction or a series of related transactions;

(xi)	cause or permit the Company or any of its Subsidiaries to invest in the Equity Securities or debt securities of any Person or otherwise acquire any interest in any Person, to acquire voting interest in any joint venture or partnership or any similar arrangement with any Person, to acquire assets of any Person, or to otherwise make any loan or advance to any Person, if either (a) the business of such Person is not substantially similar to that of the Company and its Subsidiaries; or (b) the total consideration (including cash, equity issued and debt assumed) paid by the Company or any of its Subsidiaries exceeds US$2,000,000;

(xii)	cause or permit the Company or any of its Subsidiaries to incur, create or guarantee any funded or unfunded indebtedness which individually or in the aggregate exceeds US$1,000,000;

(xiii)	approve, implement or execute annual budgets of the Company or any of its Subsidiaries, or modify or amend such budgets;

(xiv)	approve any unbudgeted capital expenditure of the Company or any of its Subsidiaries in excess of US$500,000;

(xv)	cause or permit the Company or any of its Subsidiaries to enter into any Related Party transaction between the Company or its Subsidiaries and any of the officers, directors or Affiliates of the Company or its Subsidiaries or relatives of such Persons (excluding compensatory transactions approved by the Board with employees of the Company or its Subsidiaries who are not a member of the Company’s senior management);

(xvi)	cause or permit the Company or any of its Subsidiaries to effect any transfer of assets, real or personal, tangible or intangible, other than in the ordinary course of business of the Company and its Subsidiaries, which in aggregate exceeds US$250,000;

(xvii)	cause or permit the Company or any of its Subsidiaries to liquidate or declare bankruptcy of the Company or any of its Subsidiaries, suspend payments, assign to creditors or take any similar actions;

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(xviii)	cause or permit the Company or any of its Subsidiaries to change any method of tax accounting, make or change any tax election, file any amended tax return, settle or compromise any tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of taxes, enter into any closing agreement or similar arrangement with respect to any tax or surrender any right to claim a tax refund; or

(xix)	cause or permit the Company or any of its Subsidiaries to enter into any agreement or make commitment to do any of the foregoing.
9.1.5	Conversion

(a)	Conversion Right and Conversion Ratio

(i)	Conversion Right. The holders of the Preferred Shares shall have conversion rights as set forth in this Clause 9.1.5:
(A)	Subject to, and upon compliance with, the provisions of this Clause 9.1.5: (i) each Series A Preferred Share shall be convertible and be converted, at the option of the holders of at least a majority of the then outstanding Series A Preferred Shares (the “Series A Conversion Right”), at any time after the Issue Date of the Series A Preferred Shares, into fully paid and non-assessable Ordinary Shares (the “Series A Optional Conversion Shares”); and (ii) each Series B Preferred Share shall be convertible and be converted, at the option of the holders of at least a majority of the then outstanding Series B Preferred Shares (the “Series B Conversion Right,” and together with the “Series A Conversion Right,” the “Conversion Right”), at any time after the Issue Date of the Series B Preferred Shares, into fully paid and non-assessable Ordinary Shares (the “Series B Optional Conversion Shares”).

(B)	Subject to, and upon compliance with, the provisions of this Clause 9.1.5, each Preferred Share shall automatically be converted into fully paid and non-assessable Ordinary Shares (together with the Series A Optional Conversion Shares and the Series B Optional Conversion Shares, the “Conversion Shares”) in the manner as provided in this Clause 9.1.5 upon the closing of a Qualified IPO (the “Automatic Conversion”).

(C)	All Preferred Shares which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive dividends, notices and to vote, shall immediately cease and terminate on the Conversion Date, except for the right of the holders thereof to receive Conversion Shares, and if applicable, cash for any fractional Conversion Shares and any other securities, property or cash required to be delivered upon conversion of Preferred Shares pursuant to this Clause 9.1.5. Any

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Preferred Shares so converted shall be retired and canceled and shall not be reissued as Preferred Shares, and the Company may from time to time take such appropriate action as may be necessary to reduce the number of shares of authorized Preferred Shares accordingly.
(ii)	Conversion Price. Upon exercise of a Conversion Right or occurrence of an Automatic Conversion, the number of Conversion Shares to be delivered will be: (i) with respect to the Series A Preferred Shares, the number of Series A Preferred Shares to be converted, multiplied by (x) the Series A Original Issue Price divided by (y) the then effective Series A Conversion Price (as defined below); and (ii) with respect to the Series B Preferred Shares, the number of Series B Preferred Shares to be converted, multiplied by (x) the Series B Original Issue Price divided by (y) the then effective Series B Conversion Price (as defined below), in each case rounding the resulting number down to the nearest whole number of Conversion Shares. The “Series A Conversion Price” means the price per Conversion Share at which Conversion Shares will be delivered upon conversion of the Series A Preferred Shares, which shall be the Series A Original Issue Price, but subject to adjustments in accordance with the provisions of the terms of purchase of the Series A Preferred Shares and the provisions of this Clause 9.1. The “Series B Conversion Price” means the price per Conversion Share at which Conversion Shares will be delivered upon conversion of the Series B Preferred Shares, which shall be the Series B Original Issue Price, but subject to adjustments in accordance with the provisions of the terms of purchase of the Series B Preferred Shares and the provisions of this Clause 9.1. The Series A Conversion Price, the Series A Original Issue Price, the Series B Conversion Price and the Series B Original Issue Price shall be subject to adjustments in accordance with Clauses 9.1.5(c) and 9.1.5(d). Hereinafter in this Memorandum of Association and the attached Articles of Association, the term “Conversion Price” shall mean, collectively, the Series A Conversion Price and Series B Conversion Price.

(iii)	Fractions of Conversion Shares. If more than one Preferred Share shall be deposited for conversion at any one time by the same holder, the aggregate number of Conversion Shares to be delivered on such conversion to the same person will be calculated on the basis of the aggregate number of Preferred Shares to be converted. Fractions of Conversion Shares will not be delivered on conversion. Fractions of Conversion Shares are rounded down to the nearest whole number of Conversion Shares and, in lieu of fractional Conversion Shares, the Company shall pay cash equal to such fraction multiplied by the then effective Series A Conversion Price or Series B Conversion Price, as the case may be.

(iv)	Conversion may be effected in any manner permitted by law including by way of redemption of the relevant number of Preferred Shares subject to conversion and applying the redemption price towards the issue of the required number of Conversion Shares.

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(b)	Conversion Procedures

(i)	Conversion Notice. To exercise the Conversion Right, the holder of Preferred Shares must complete, execute and deposit with the transfer agent (or at the principal office of the Company if the Company serves as its own transfer agent) a notice (a “Conversion Notice”) in duplicate, together with the certificate or certificates for such Preferred Shares. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for the Conversion Shares to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the registered holder. Once deposited, a Conversion Notice and the relevant certificate or certificates in respect of which Conversion Rights are irrevocably exercised may not be withdrawn without the consent in writing of the Company.

(ii)	Costs; Taxes and Duties. The Company shall pay, and shall reimburse the holders of Preferred Shares against, any and all costs, fees and expenses that may be payable in respect of any issue or delivery of Conversion Shares on conversion of the Preferred Shares (including without limitation, any professional fees incurred by the Company and stamp duties in respect of such conversion and issue). The Company shall not, however, be required to pay tax which may be payable in respect to any transfer involved in the issue and delivery of Conversion Shares in a name other than that in which the Preferred Shares so converted were registered, and no such issue or delivery shall be made unless and until such Person requesting such issue has paid to the Company the amount of such tax or has established, to the satisfaction of the Company, that such tax has been paid.

(iii)	Registration and Delivery of Conversion Shares. Upon receipt of a Conversion Notice, together with the certificate or certificates for such Preferred Shares, or occurrence of an Automatic Conversion, as soon as possible but in any event on a date (a “Settlement Date”) no later than ten (10) Business Days after the relevant Conversion Date, the Conversion Shares shall be delivered by the Company to the converting holders, and, subject to applicable law of the British Virgin Islands, if the converting holders elect to receive physical delivery of share certificates for the Conversion Shares, the Company shall deliver or cause to be delivered to the Person specified in the Conversion Notice, a certificate or certificates for the Conversion Shares registered in the name of such converting holder or, to the extent permitted under the laws of the British Virgin Islands and herein, and subject to Clause 9.1.5(b)(ii), any other Person named for that purpose in the Conversion Notice; in each case, the Company shall deliver or cause to deliver any other securities, property or cash required to be delivered on conversion and such assignments and other documents (if any) as may be required by law to effect the transfer thereof.

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Subject to applicable law and the Memorandum and Articles of Association of the Company, the Company shall not close its Share Register unless, under British Virgin Islands law as then in effect, Preferred Shares may be converted legally and the Conversion Shares delivered upon conversion thereof may be transferred at all times during the period of such closure.
(c)	Conversion Price Adjustments
At any time or from time to time after the Issue Date for any series of Preferred Shares, the holders of Preferred Shares shall have the following rights, in addition to (and without prejudice to) the preemptive rights under Clause 9.1.6:
(i)	Sub-divisions, Consolidations and Reclassifications. If the Company shall sub-divide its outstanding Ordinary Shares or consolidate its outstanding Ordinary Shares into a smaller number of Ordinary Shares, then the Company shall also sub-divide or consolidate the Preferred Shares convertible into such number of shares of sub-divided or consolidated Ordinary Shares. In the case of such sub-division and consolidation: (1) the Series A Original Issue Price and the Series A Conversion Price shall be adjusted to the Series A Original Issue Price and the Series A Conversion Price, respectively, multiplied by the fraction of (x) the number of Series A Preferred Shares outstanding immediately prior to such event divided by (y) the number of Series A Preferred Shares outstanding immediately after such event; and (2) the Series B Original Issue Price and the Series B Conversion Price shall be adjusted to the Series B Original Issue Price and the Series B Conversion Price, respectively, multiplied by the fraction of (x) the number of Series B Preferred Shares outstanding immediately prior to such event divided by (y) the number of Series B Preferred Shares outstanding immediately after such event.

(ii)	Reclassification. If the Company shall reclassify any of its Ordinary Shares into other securities of the Company, then the Company shall make the shares of Preferred Shares convertible into such other securities with the consent of the holders of Preferred Shares.

(iii)	Distributions of Indebtedness, etc. If the Company shall distribute to the holders of Ordinary Shares assets, evidences of its indebtedness, Capital Shares or securities of the Company (other than Ordinary Shares), or options, rights or warrants to subscribe for or purchase Capital Shares or such securities (excluding those options, rights and warrants that give rise to the preemptive rights in Clause 9.1.6 and any rights granted, issued or offered to and accepted by existing employees of the Company in accordance with the Share Option Plan), then the Company shall distribute to the holders of Preferred Shares then outstanding the same assets, evidences of its indebtedness, shares of Capital Shares or securities of the Company, or options, rights or warrants to subscribe for or purchase shares of Capital Shares or securities equal to an amount that such holders of Preferred Shares would have received if all such outstanding Preferred Shares had been converted into Ordinary Shares on or prior to the date of such event.

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(d)	Adjustments to Conversion Price for Certain Dilutive Issues

At any time or from time to time after the Issue Date for any series of Preferred Shares, the Conversion Price with respect to the Preferred Shares shall be subject to additional adjustment as follows:

(i)	Special Definitions. For purposes of this Clause 9.1.5(d), the following definitions shall apply:

“Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either the Ordinary Shares or the Preferred Shares (other than options issued to employees, officers and directors of the Company pursuant to the Share Option Plan).

“Convertible Securities” shall mean any evidence of indebtedness, shares (other than the Ordinary Shares) or other securities convertible into or exchangeable for the Ordinary Shares or securities convertible into or exchangeable for the Ordinary Shares.

“Additional Ordinary Shares” shall mean all the Ordinary Shares issued (or, pursuant to Clause 9.1.5(d)(ii), deemed to be issued) by the Company on or after the Issue Date for any series of Preferred Shares, other than the Ordinary Shares issued or issuable at any time (1) upon conversion of the Preferred Shares authorized herein; (2) to employees, officers and directors of the Company pursuant to the Share Option Plan; (3) as a dividend or distribution on Preferred Shares; (4) to a strategic investor for a total investment amount less than US$500,000 during the 12-month period immediately following the Issue Date; or (5) pursuant to any event for which adjustment is made pursuant to this Clause 9.1.5 (other than this Clause 9.1.5(d)).

(ii)	Deemed Issuance of Additional Ordinary Shares. In the event the Company at any time or from time to time after the Issue Date for any series of Preferred Shares shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issue, or in the case such a record date shall have been fixed, as of the close of business on such record date; provided that: (1) with respect to the Series A Preferred Shares, Additional Ordinary Shares shall not be deemed to have been issued unless the Consideration Per Share (determined pursuant to Clause 9.1.5(d)(iv) hereof) of such Additional Ordinary Shares would be less than the

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Series A Conversion Price then in effect on the date of and immediately prior to such issue, or such record date, as the case may be; and (2) with respect to the Series B Preferred Shares, Additional Ordinary Shares shall not be deemed to have been issued unless the Consideration Per Share (determined pursuant to Clause 9.1.5(d)(iv) hereof) of such Additional Ordinary Shares would be less than the Series B Conversion Price then in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided, further, that in any such case in which Additional Ordinary Shares are deemed to be issued:
(A)	except as provided in clause (B) below, no further adjustment in the Conversion Price with respect to the Preferred Shares shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B)	if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company, or change in the number of the Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price computed with respect to the Preferred Shares upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C)	upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed with respect to the Preferred Shares upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:
(1) in the case of Convertible Securities or Options for the Ordinary Shares, the only Additional Ordinary Shares issued were the Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange; and
(2) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof

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were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised;
(D)	no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price with respect to the Preferred Shares to an amount which exceeds the lower of (x) the Conversion Price of the Preferred Shares on the original adjustment date or (y) the Conversion Price of the Preferred Shares that would have resulted from any issuance of Additional Ordinary Shares between the original adjustment date and such readjustment date; and

(E)	in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of any Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustments shall be made in the same manner provided in clause (C) above.
(iii)	Adjustment of Conversion Price Upon Issuance of Additional Ordinary Shares. (1) If, at any time or from time to time after the Issue Date for Series A Preferred Shares, the Company issues or sells Additional Ordinary Shares for a Consideration Per Share (as determined in accordance with Clause 9.1.5(d)(iv) below) less than the Series A Conversion Price then in effect on the date immediately prior to such issue or sale, then, the Series A Conversion Price shall be reduced, as of the close of business on the date of such issue or sale, to such Series A Conversion Price multiplied by the fraction of:
(A)	sum of (x) the number of Ordinary Shares outstanding immediately prior to such issue or sale plus (y) the aggregate consideration received by the Company in connection with the issue or sale of Additional Ordinary Shares divided by the Series A Conversion Price in effect immediately prior to such issue or sale; divided by

(B)	sum of (x) the number of Ordinary Shares outstanding immediately prior to such issue or sale of Additional Ordinary Shares plus (y) the number of Additional Ordinary Shares so issued or sold; and
(2) If, at any time or from time to time after the Issue Date for Series B Preferred Shares, the Company issues or sells Additional Ordinary Shares for a Consideration Per Share (as determined in accordance with Clause 9.1.5(d)(iv) below) less than the Series B Conversion Price then in effect on the date immediately prior to such issue or sale, then, the Series B Conversion Price shall

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be reduced, as of the close of business on the date of such issue or sale, to such Series B Conversion Price multiplied by the fraction of:
(A)	sum of (x) the number of Ordinary Shares outstanding immediately prior to such issue or sale plus (y) the aggregate consideration received by the Company in connection with the issue or sale of Additional Ordinary Shares divided by the Series B Conversion Price in effect immediately prior to such issue or sale; divided by

(B)	sum of (x) the number of Ordinary Shares outstanding immediately prior to such issue or sale of Additional Ordinary Shares plus (y) the number of Additional Ordinary Shares so issued or sold provided that for purposes of this Clause 9.1.5(d)(iii), the number of Ordinary Shares outstanding immediately prior to such issue or sale shall be calculated on a Fully-Diluted Basis.
(iv)	Determination of Consideration

For purposes of this Clause 9.1.5(d), the “Consideration Per Share” which shall be receivable by the Company for the issuance of any Additional Ordinary Shares shall be computed as follows:

(A)	Cash and Property. Such Consideration Per Share shall:
(1)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest;

(2)	insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

(3)	in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.
(B)	Options and Convertible Securities. The Consideration Per Share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Clause 9.1.5(d)(ii), relating to Options and Convertible Securities, shall be determined as follows:
(1) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the

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minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities; divided by
(2) the maximum number of the Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities or, in the case of Option for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.
(e)	Company to Reserve Shares
The Company shall at all times reserve and keep available for the purpose of effecting the conversion of Preferred Shares, the number of Conversion Shares sufficient to provide for the exercise of the Conversion Rights and Automatic Conversion in respect of all outstanding Preferred Shares from time to time.
(f)	Provisions in Case of Consolidation, Merger or Sale of Assets
In the case of any consolidation with, or merger of the Company into, any other Person or any merger or consolidation of another Person into the Company (other than a merger in which the Company is the continuing corporation or a consolidation or merger which does not result in any reclassification, conversion, exchange or cancellation of the Ordinary Shares or a Liquidation Event), or any sale, transfer or lease of all, or substantially all, of the properties or assets of the Company or creation of a holding company owning all shares of the Company by way of exchange for all outstanding shares of the Company or transfer of all the outstanding shares of the Company to the holding company, the Person resulting from such consolidation or merger, or which acquires, receives or leases such properties or assets of the Company or the holding company, as the case may be, shall execute or adopt or cause to be executed or adopt an amended Memorandum and Articles of Association providing that the holder of each Preferred Share then outstanding will have the right thereafter to convert such Preferred Shares only into the kind and amount of shares and other securities, cash and property receivable upon such consolidation, merger, sale, transfer, lease, share exchange or share transfer by a holder of the number of Conversion Shares into which such Preferred Shares might have been converted immediately prior to such consolidation, merger, sale, transfer, lease, share exchange or share transfer, assuming that such holder failed to exercise its right of election, if any, as to the kind or amount of shares or other securities, cash or other property receivable upon such consolidation, merger, sale, transfer, lease, share exchange or share transfer (provided that if the kind or amount of shares or other

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securities, cash and other property receivable upon such consolidation, merger, sale, transfer, lease, share exchange or share transfer is not the same for each share of Ordinary Shares in respect of which such rights of election shall not have been exercised (“non-electing share”), then for the purpose of this Clause 9.1.5(f) the kind and amount of shares or other securities, cash and other property receivable upon such consolidation, merger, sale, transfer, lease, share exchange or share transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The Memorandum and Articles of Association executed or adopted as aforesaid will provide for adjustments that will be as nearly equivalent as may be practicable to the adjustments provided for in this Clause 9.1.5. The above provisions of this Clause 9.1.5(f) will apply in the same way to any subsequent consolidations, amalgamation, mergers, sales, transfers, leases, share exchange or share transfers.
(g)	No Impairment
The Company will not, by amendment of the Memorandum and Articles of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Clause 9.1.5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Shares against impairment to the extent required hereunder.
9.1.6	Preemptive Rights
Except as otherwise provided in the Memorandum and Articles of Association, if the Company issues any shares or Equity Securities (as defined in Clause 9.1.8) other than issuance (a) upon any exercise of any Equity Securities of the Company outstanding as of the date of this Memorandum and Articles of Association, (b) under the Share Option Plan and other share option plans to be adopted by the Board in the future and holders of a majority of the Preferred Shares, (c) pursuant to equipment leasing and debt financing of the Company or any Subsidiary of the Company approved by the Board, if the amount of Equity Securities to be issued in connection with such equipment leasing or debt financing is less than US$100,000, (d) pursuant to the acquisition of another corporation or entity by the Company, approved by the Board, whether by consolidation, merger or purchase of (i) all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or a series of related transactions, all or substantially all of the assets of such other corporation or entity or (ii) fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity, (e) in connection with a joint venture or other strategic alliances approved by the Board, (f) pursuant to a Qualified IPO, and (g) to any Person with the unanimous approval of the Board, the holders of Ordinary Shares and the holders of Preferred Shares shall have preemptive rights to acquire such Equity Securities proportionate to their respective holding of outstanding shares of Voting Securities of the Company on a Fully-Diluted Basis (as defined in Clause 9.1.8).

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9.1.7	Miscellaneous

(a)	Surrender of Certificate; Registration. The Company shall keep at its principal office or the office of its share transfer agent a register for the registration of Preferred Shares. Upon surrender of any certificate representing Preferred Shares at such place, the Company shall, at the request of the record holder of such certificate, execute and deliver a new certificate or certificates in exchange for such surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Preferred Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Preferred Shares represented by such new certificate from the date to which dividends have been fully paid on such Preferred Shares represented by the surrendered certificate.

(b)	Replacement. Upon receipt of evidence of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Preferred Shares and, in the case of any such loss, theft or destruction, an indemnity reasonably satisfactory to the Company or, in the case of mutilation, upon surrender of such certificate, the Company shall (at the expense of the holders of the Preferred Shares) execute and deliver a new certificate of like kind representing the number of Preferred Shares represented by such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Preferred Shares represented by such new certificate from the date to which dividends have been fully paid on such Preferred Shares represented by such lost, stolen, destroyed or mutilated certificate.

(c)	Severability. In case any provision hereof shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(d)	Titles and Headings. The titles and headings of the provisions or sub-provisions hereof are for convenience of reference only and are not to be considered in the interpretation hereof.

(e)	Status of Acquired Shares. Any Preferred Shares that are acquired by the Company shall be cancelled and cease to be part of the authorized shares of the Company.

9.1.8	Additional Definitions
For purposes of this Clause 9.1 (and the Memorandum and Articles of Association), the following terms shall have the following meanings:
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For the purpose of this definition, the term “control” (including with correlative meanings, the terms

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“controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
“Board” means the board of directors of the Company.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized to be closed in either the PRC or the Hong Kong Special Administrative Region.
“Capital Shares” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital shares, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person, and with respect to the Company includes, without limitation, any and all shares of Ordinary Shares and Preferred Shares.
“Conversion Date” means, (i) in the case of an exercise of the Conversion Right, the Business Day immediately following the day on which a Conversion Notice has been deposited with the Company in full compliance with the procedures set forth in Clause 9.1.5; or (ii) in the case of an Automatic Conversion, the date of the closing of a Qualified IPO.
“Equity Securities” means any and all shares of Capital Shares of the Company, securities of the Company convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares and any securities that represent the right to receive the Equity Securities.
“Fully-Diluted Basis” means with respect to Voting Securities means the number of shares of Voting Securities which are issued and outstanding or owned or held, as applicable, at the date of determination plus the number of shares of Voting Securities issuable pursuant to any securities (other than Voting Securities), warrants, rights or options then outstanding, convertible into or exchangeable or exercisable for (whether or not subject to contingencies or passage of time, or both), Voting Securities (including the Preferred Shares).
“Group” has the meaning assigned to such term in Section 13(d)(3) of the United States Securities Exchange Act of 1934, as amended.
“Initial Public Offering” means the first Public Offering on a fully underwritten basis of Equity Securities of a Person upon the consummation of which such securities are listed on the New York Stock Exchange, NASDAQ National Market, the Hong Kong Stock Exchange, the London Stock Exchange or an internationally recognized securities exchange approved by the holders of Preferred Shares.
“IPO Vehicle” shall mean the Company or a Person organized to effect an Initial Public Offering of the Company.

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“Liquidation Event” shall mean (i) any acquisition of the Company by means of merger or other form of corporate reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than the creation of a holding company owning all shares of the Company by way of exchange for all outstanding shares of the Company or transfer of all the outstanding shares of the Company to the holding company) and pursuant to which the holders of the outstanding Voting Securities of the Company immediately prior to such merger or other form of corporate reorganization fail to hold Equity Securities representing a majority of the voting power of the surviving entity immediately following such merger or other form of corporate reorganization, (ii) a sale of all or substantially all of the assets of the Company, (iii) license of substantially all of the Company’s intellectual property, or (iv) any liquidation, dissolution, reorganization, bankruptcy, winding up, whether voluntary or involuntary, of the Company or other similar event.
“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, any other legal entity, government or any agency or political subdivisions thereof or any Group comprised of two or more of the foregoing.
“PRC” means the People’s Republic of China, but solely for the purposes of this Clause 9.1 excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and the island of Taiwan.
“Public Offering” means, in the case of an offering in the United States, an underwritten public offering of Equity Securities of a Person pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, and, in the case of an offering in any other jurisdiction, a widely distributed underwritten offering of Equity Securities of a Person in which both retail and institutional investors are eligible to buy in accordance with the securities laws of such jurisdiction.
“Qualified IPO” means an Initial Public Offering of the IPO Vehicle at an implied pre-offering Company valuation of no less than US$300,000,000, with direct or indirect net proceeds to the Company of at least US$30,000,000, at an offering price per Ordinary Share equal to at least the Adjusted Purchase Price. For the purpose herein, implied pre-offering Company valuation shall mean the amount equal to (x) the price per share of Ordinary Shares offered and sold in the Initial Public Offering multiplied by (y) the number of Ordinary Shares, on a Fully-Diluted basis, outstanding immediately prior to such Initial Public Offering. For the purpose herein, Adjusted Purchase Price shall mean the purchase price at which the Series A Investor purchased the Series A Preferred Shares, as adjusted from time to time in accordance with the terms of its purchase of the Series A Preferred Shares.
“Related Party” means, in respect of any Person, any other Person specified in Item 7.B of Form 20-F under the United States Securities Act of 1933, as amended.

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“Share Option Plan” means the Company’s 2006 share option plan, under which an aggregate of 1,812,000 Ordinary Share of the Company has been reserved for grant of options to the officers, directors and employees of the Company on terms and conditions to be determined and approved by the Board.
“Subsidiary” means, with respect to any Person, any entity which such Person controls, directly or indirectly. For purpose of this definition, the term “control” has the meaning set forth above under the definition of “Affiliate”.
“Voting Securities” means, at any time, shares of any class of Equity Securities of the Company which are then entitled to vote generally in the election of directors.
9.2	Each Ordinary Share in the Company confers upon the holder thereof:
(a)	the right to one vote at a meeting of the Shareholders of the Company or on any Resolution of Shareholders;

(b)	the right to an equal share in any dividend paid by the Company; and

(c)	the right to an equal share in the distribution of the surplus assets of the Company on its liquidation.
9.3	The Company may by Resolution of Directors redeem, purchase or otherwise acquire all or any of the Shares in the Company subject to Regulation 4 of the Articles.

10	VARIATION OF RIGHTS

If at any time the Shares are divided into different classes, the rights attached to any class may only be varied, whether or not the Company is in liquidation, with the consent in writing of or by a resolution passed at a meeting by the holders of not less than 50% of the issued shares in that class.

11	RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

The rights conferred upon the holders of the Shares of any class shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

12	REGISTERED SHARES

12.1	The Company shall issue registered shares only.

12.2	The Company is not authorised to issue bearer shares, convert registered shares to bearer shares or exchange registered shares for bearer shares.

13	DEFINITIONS

Capitalised terms used but not defined in the Memorandum and Articles of Association shall have the meaning ascribed to them at Regulation 1 of the Articles.

14	TRANSFER OF SHARES

14.1	The Company shall, on receipt of an instrument of transfer complying with Sub-Regulation 8.1 of the Articles, enter the name of the transferee of a Share in the register

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of members unless the directors resolve to refuse or delay the registration of the transfer for reasons that shall be specified in a Resolution of Directors.

14.2	The directors shall resolve to refuse or delay the transfer of a Share if the transfer is made in violation of this Memorandum and Articles of Association or any shareholders agreement or letter of undertaking then in effect to which the Shareholder is a party, in which case the transfer shall be null and void, or if the Shareholder has failed to pay an amount due in respect of the Share.

15.	AMENDMENT OF THE MEMORANDUM AND THE ARTICLES

15.1	Any amendment of the Memorandum or the Articles will take effect only on the registration by the registered agent of a notice of amendment, or restated Memorandum and Articles, filed by the registered agent.
     WE, Morgan & Morgan Trust Corporation Limited of P.O. Box 958, Pasea Estate, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the re-registration of the Company this 9th day of May, 2006.

Applicant to re-Register

Sgd. Anne Wilson Anne Wilson
Morgan & Morgan Trust Corporation Limited

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TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004 (As amended)
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
Camelot Information Systems Inc.
A COMPANY LIMITED BY SHARES
1	DEFINITIONS AND INTERPRETATION

1.1	In this Memorandum of Association and the attached Articles of Association, if not inconsistent with the subject or context:

“Act” means the BVI Business Companies Act, 2004 (No. 16 of 2004(as amended)) and includes any regulations made under the Act;

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person (including any Subsidiary) and “Affiliates” and “Affiliated” shall have correlative meanings. For the purpose of this definition, the term “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Articles” means the attached Amended and Restated Articles of Association of the Company;

“Bankruptcy Event” means with respect to any Person (the “Bankruptcy Party”), (a) the commencement by it of a Bankruptcy Proceeding with respect to itself or the consent by it to be subject to a Bankruptcy Proceeding commenced by another Person, (b) the commencement by another Person of a Bankruptcy Proceeding with respect to the Bankruptcy Party that remains unstayed or undismissed for a period of thirty (30) consecutive days, (c) the appointment of or taking possession by a Receiver over the Bankruptcy Party or any substantial part of its property, (d) the making by the Bankruptcy Party of a general assignment for the benefit of its creditors or the admission by the Bankruptcy Party in writing of its inability to generally pay its debts as they come due, (e) the entry by a court having jurisdiction over the Bankruptcy Party or a substantial part of its property of an order for relief under any Bankruptcy Law which remains unstayed or undismissed for a period of thirty (30) consecutive days, (i) adjudging the Bankruptcy Party bankrupt or insolvent, (ii) approving as properly filed a petition seeking the reorganization or other similar relief with respect to the Bankruptcy Party, (iii) appointing a Receiver over the Bankruptcy Party or any substantial part of its property or (iv) otherwise ordering the winding up and liquidation of the Bankruptcy Party or (f) the occurrence of any event similar to (a), (b), (c), (d) or (e) under any applicable law with respect to the Bankruptcy Party. For the purpose of this definition, “Bankruptcy Proceeding” means a case or proceeding under any Bankruptcy Law wherein a Person may be adjudicated bankrupt, insolvent or become subject to an order of reorganization, arrangement, adjustment, winding up, dissolution, composition or other similar order; “Bankruptcy Law” means any bankruptcy, insolvency, reorganization, composition, moratorium or other similar Law; and “Receiver” means any receiver, liquidator, trustee, administrator, sequestrator or other similar official.

“Chairman of the Board” has the meaning specified in Regulation 14;

“Distribution” in relation to a distribution by the Company to a Shareholder means the direct or indirect transfer of an asset, other than Shares, to or for the benefit of the Shareholder, or the incurring of a debt to or for the benefit of a Shareholder, in relation to Shares held by a Shareholder, and whether by means of the purchase of an asset, the purchase, redemption or other acquisition of Shares, a transfer of indebtedness or otherwise, and includes a dividend;

“Eligible Person” means any individual, corporation, trust, the estate of a deceased individual, partnership and unincorporated association of persons;

“Founders” means Yiming Ma and Heidi Chou.

“Independent Director” means a director who qualifies as an “independent director” under Rule 10A-3(b)(1) of the U.S. Securities and Exchange Act of 1934, as amended, and under NASDAQ Listing Rule 4350(c)(1).

“Memorandum” means the Company’s Memorandum of Association;

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, any other legal entity, whether or not having separate legal existence, including any Government Authority, or any Group comprised of two or more of the foregoing;

“Registrar” means the Registrar of Corporate Affairs appointed under Section 229 of the Act;

“Resolution of Directors” means either:
(a) a resolution approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a majority of the directors present at the meeting who voted except that where a director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or
(b)	a resolution consented to in writing by all directors or by all members of a committee of directors of the Company, as the case may be.
“Resolution of Shareholders” means either:
(a)	a resolution approved at a duly convened and constituted meeting of the Shareholders of the Company by the affirmative vote of a majority of in excess of

50% of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted; or

(b)	a resolution consented to in writing by a majority of in excess of 50% of the votes of Shares entitled to vote thereon.
“Seal” means any seal which has been duly adopted as the common seal of the Company;

“Securities” means Shares and debt obligations of every kind of the Company, and including without limitation options, warrants and rights to acquire shares or debt obligations;

“Series A Investor” means Citigroup Venture Capital International Growth Partnership, L.P. and Citigroup Venture Capital International Co-Investment, L.P., each a limited partnership organized under the laws of the Cayman Islands and shall include any Series A Investor Permitted Transferee.

“Series A Investor Permitted Transferee” means (i) Citigroup Inc. and its Affiliates, (ii) any fund, collective investment scheme, trust, partnership (including, without limitation, any co-investment partnership), special purpose or other vehicle or any Subsidiary or Affiliate of any of the foregoing, in which any member of Citigroup Inc. is a general or limited partner, shareholder, investment manager or advisor, member of a management or investment committee, nominee, custodian, trustee or unit holder, and (iii) in the case of any entity included in clause (ii), any partners, members, directors, officers, employees or investors (either directly or indirectly through any investment partnerships of entities of such entity) who are distributees of investments held by such entity pursuant to the bona fide liquidation of such entity in which securities held by such entity are distributed to such distributees.

“Series B Investor” means IBM WTC Asia Investments LLC, a limited liability company organized under the laws of Delaware, and Lehman Brothers Offshore Partners Ltd., a limited liability company organized under the laws of Bermuda

“Series B Investor Permitted Transferee” means (i) any Affiliates of Series B Investor, (ii) any fund, collective investment scheme, trust, partnership (including, without limitation, any co-investment partnership), special purpose or other vehicle or any Subsidiary or Affiliate of any of the foregoing, in which any member of Series B Investor is a general or limited partner, shareholder, investment manager or advisor, member of a management or investment committee, nominee, custodian, trustee or unit holder, and (iii) in the case of any entity included in clause (ii), any partners, members, directors, officers, employees or investors (either directly or indirectly through any investment partnerships of entities of such entity) who are distributees of investments held by such entity pursuant to the bona fide liquidation of such entity in which securities held by such entity are distributed to such distributes.

“Share” means a share issued or to be issued by the Company;

“Shareholder” means an Eligible Person whose name is entered in the register of members of the Company as the holder of one or more Shares or fractional Shares;

“Treasury Share” means a Share that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled; and

“written” or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, telex or telecopy, and “in writing” shall be construed accordingly.

1.2	In the Memorandum and the Articles, unless the context otherwise requires a reference to:
(a)	a “Regulation” is a reference to a regulation of the Articles;

(b)	a “Clause” is a reference to a clause of the Memorandum;

(c)	voting by Shareholders is a reference to the casting of the votes attached to the Shares held by the Shareholder voting;

(d)	the Act, the Memorandum or the Articles is a reference to the Act or those documents as amended or, in the case of the Act any re-enactment thereof; and

(e)	the singular includes the plural and vice versa.
1.3	Any words or expressions defined in the Act unless the context otherwise requires bear the same meaning in the Memorandum and the Articles unless otherwise defined herein.

1.4	Capitalised terms used in these Articles or in the Memorandum but not defined in this Regulation 1, have the meaning ascribed to them in Clause 9.1.8 of the Memorandum.

1.5	Headings are inserted for convenience only and shall be disregarded in interpreting the Memorandum and the Articles.

2.	REGISTERED SHARES

2.1	Every Shareholder is entitled to a certificate signed by a director or officer of the Company, or any other person authorised by Resolution of Directors, or under the Seal specifying the number of Shares held by him and the signature of the director, officer or authorised person and the Seal may be facsimiles.

2.2	Any Shareholder receiving a certificate shall indemnify and hold the Company and its directors and officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a certificate for Shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by Resolution of Directors.

2.3	If several Eligible Persons are registered as joint holders of any Shares, any one of such Eligible Persons may give an effectual receipt for any Distribution.

3.	SHARES

3.1	Subject to this Memorandum and Articles of Association, Shares and other Securities may be issued at such times, to such Eligible Persons, for such consideration and on such terms as the directors may by Resolution of Directors determine.

3.2	Section 46 of the Act (Pre-emptive rights) shall not apply to the Company.

3.3	A Share may be issued for consideration in any form, including money, a promissory note, or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services.

3.4	No Shares may be issued for a consideration other than money, unless a Resolution of Directors has been passed stating:
(a)	the amount to be credited for the issue of the Shares;

(b)	the determination of the directors of the reasonable present cash value of the non-money consideration for the issue; and

(c)	that, in the opinion of the directors, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the Shares.
3.5	The Company shall keep a register (the “register of members”) containing:
(a)	the names and addresses of the Eligible Persons who hold Shares;

(b)	the number of each class and series of Shares held by each Shareholder;

(c)	the date on which the name of each Shareholder was entered in the register of members; and

(d)	the date on which any Eligible Person ceased to be a Shareholder.
3.6	The register of members may be in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until the directors otherwise determine, the magnetic, electronic or other data storage form shall be the original register of members.

3.7	A Share is deemed to be issued when the name of the Shareholder is entered in the register of members.

4.	[Intentionally Deleted]

5.	REDEMPTION OF SHARES AND TREASURY SHARES

5.1	The Company may purchase, redeem or otherwise acquire and hold its own Shares save that the Company may not purchase, redeem or otherwise acquire its own Shares without the consent of Shareholders whose Shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted by the Act or any other provision in the Memorandum or Articles to purchase, redeem or otherwise acquire the Shares without their consent.

5.2	The Company may only offer to purchase, redeem or otherwise acquire Shares if the Resolution of Directors authorising the purchase, redemption or other acquisition contains a statement that the directors are satisfied, on reasonable grounds, that immediately after the acquisition the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

5.3	Sections 60 (Process for acquisition of own shares), 61 (Offer to one or more shareholders) and 62 (Shares redeemed otherwise than at the option of company) of the Act shall not apply to the Company.

5.4	Shares that the Company purchases, redeems or otherwise acquires pursuant to this Regulation may be cancelled or held as Treasury Shares except to the extent that such Shares are in excess of 50 percent of the issued Shares in which case they shall be cancelled but they shall be available for reissue.

5.5	All rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by the Company while it holds the Share as a Treasury Share.

5.6	Treasury Shares may be transferred by the Company on such terms and conditions (not otherwise inconsistent with the Memorandum and the Articles) as the Company may by Resolution of Directors determine.

5.7	Where Shares are held by another body corporate of which the Company holds, directly or indirectly, shares having more than 50 per cent of the votes in the election of directors of the other body corporate, all rights and obligations attaching to the Shares held by the other body corporate are suspended and shall not be exercised by the other body corporate.

6.	MORTGAGES AND CHARGES OF SHARES

6.1	Shareholders may mortgage or charge their Shares.

6.2	There shall be entered in the register of members at the written request of the Shareholder:
(a)	a statement that the Shares held by him are mortgaged or charged;

(b)	the name of the mortgagee or chargee; and

(c)	the date on which the particulars specified in subparagraphs (a) and (b) are entered in the register of members.
6.3	Where particulars of a mortgage or charge are entered in the register of members, such particulars may be cancelled:
(a)	with the written consent of the named mortgagee or chargee or anyone authorised to act on his behalf; or

(b)	upon evidence satisfactory to the directors of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the directors shall consider necessary or desirable.
6.4	Whilst particulars of a mortgage or charge over Shares are entered in the register of members pursuant to this Regulation:
(a)	no transfer of any Share the subject of those particulars shall be effected;

(b)	the Company may not purchase, redeem or otherwise acquire any such Share; and

(c)	no replacement certificate shall be issued in respect of such Shares, without the written consent of the named mortgagee or chargee.
7.	FORFEITURE

7.1	Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in this Regulation and for this purpose Shares issued for a promissory note, other written obligation to contribute money or property or a contract for future services are deemed to be not fully paid.

7.2	A written notice of call specifying the date for payment to be made shall be served on the Shareholder who defaults in making payment in respect of the Shares.

7.3	The written notice of call referred to in Sub-Regulation 7.2 shall name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the Shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

7.4	Where a written notice of call has been issued pursuant to Sub-Regulation 7.2 and the requirements of the notice have not been complied with, the directors may, at any time before tender of payment, forfeit and cancel the Shares to which the notice relates.

7.5	The Company is under no obligation to refund any moneys to the Shareholder whose Shares have been cancelled pursuant to Sub-Regulation 7.4 and that Shareholder shall be discharged from any further obligation to the Company.

8.	TRANSFER OF SHARES

8.1	Shares may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, which shall be sent to the Company for registration.

8.2	The transfer of a Share is effective when the name of the transferee is entered on the register of members.

8.3	Subject to this Memorandum and Articles of Association, if the directors of the Company are satisfied that an instrument of transfer relating to Shares has been signed but that the instrument has been lost or destroyed, they may resolve by Resolution of Directors:
(a)	to accept such evidence of the transfer of Shares as they consider appropriate; and

(b)	that the transferee’s name should be entered in the register of members notwithstanding the absence of the instrument of transfer.
8.4	Subject to the Memorandum, the personal representative of a deceased Shareholder may transfer a Share even though the personal representative is not a Shareholder at the time of the transfer.

9.	MEETINGS AND CONSENTS OF SHAREHOLDERS

9.1	Any director of the Company may convene meetings of the Shareholders at such times and in such manner and places within or outside the British Virgin Islands as the director considers necessary or desirable.

9.2	Upon the written request of Shareholders entitled to exercise 30 per cent or more of the voting rights in respect of the matter for which the meeting is requested the directors shall convene a meeting of Shareholders.

9.3	The director convening a meeting shall give not less than 7 days’ notice of a meeting of Shareholders to:

(a)	those Shareholders whose names on the date the notice is given appear as Shareholders in the register of members of the Company and are entitled to vote at the meeting; and

(b)	the other directors.
9.4	The director convening a meeting of Shareholders may fix as the record date for determining those Shareholders that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice.

9.5	A meeting of Shareholders held in contravention of the requirement to give notice is valid if Shareholders holding at least 90 per cent of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Shareholder at the meeting shall constitute waiver in relation to all the Shares which that Shareholder holds.

9.6	The inadvertent failure of a director who convenes a meeting to give notice of a meeting to a Shareholder or another director, or the fact that a Shareholder or another director has not received notice, does not invalidate the meeting.

9.7	A Shareholder may be represented at a meeting of Shareholders by a proxy who may speak and vote on behalf of the Shareholder.

9.8	The instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote. The notice of the meeting may specify an alternative or additional place or time at which the proxy shall be presented.

9.9	The instrument appointing a proxy shall be in substantially the following form or such other form as the chairman of the meeting shall accept as properly evidencing the wishes of the Shareholder appointing the proxy.

[ COMPANY NAME ]
I/We being a Shareholder of the above Company HEREBY APPOINT                                          of                                          or failing him                                             of                                             to be my/our proxy to vote for me/us at the meeting of Shareholders to be held on the                       day of                                            , 20                      and at any adjournment thereof.
(Any restrictions on voting to be inserted here.)
Signed this                       day of                                           , 20

Shareholder
9.10	The following applies where Shares are jointly owned:
(a)	if two or more persons hold Shares jointly each of them may be present in person or by proxy at a meeting of Shareholders and may speak as a Shareholder;

(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one.
9.11	A Shareholder shall be deemed to be present at a meeting of Shareholders if he participates by telephone or other electronic means and all Shareholders participating in the meeting are able to hear each other.

9.12	A meeting of Shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50 per cent of the votes of the Shares entitled to vote on Resolutions of Shareholders to be considered at the meeting. A quorum may comprise a single Shareholder or proxy and then such person may pass a Resolution of Shareholders and a certificate signed by such person accompanied where such person is a proxy by a copy of the proxy instrument shall constitute a valid Resolution of Shareholders.

9.13	If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than 50 per cent of the votes of the Shares or each class or series of Shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

9.14	At every meeting of Shareholders, the Chairman of the Board shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting, the Shareholders present shall choose one of their member to be the chairman. If the Shareholders are unable to choose a chairman for any reason, then the person representing the greatest number of voting Shares present in person or by proxy at the meeting shall preside as chairman failing which the oldest individual Shareholder or representative of a Shareholder present shall take the chair.

9.15	The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

9.16	At any meeting of the Shareholders the chairman is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any Shareholder present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting.
9.17	Subject to the specific provisions contained in this Regulation for the appointment of representatives of Eligible Persons other than individuals the right of any individual to speak for or represent a Shareholder shall be determined by the law of the jurisdiction where, and by the documents by which, the Eligible Person is constituted or derives its existence. In case of doubt, the directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any Shareholder or the Company.

9.18	Any Eligible Person other than an individual which is a Shareholder may by resolution of its directors or other governing body authorise such individual as it thinks fit to act as its representative at any meeting of Shareholders or of any class of Shareholders, and the individual so authorised shall be entitled to exercise the same rights on behalf of the Eligible Person which he represents as that Eligible Person could exercise if it were an individual.

9.19	The chairman of any meeting at which a vote is cast by proxy or on behalf of any Eligible Person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within 7 days of being so requested or the votes cast by such proxy or on behalf of such Eligible Person shall be disregarded.

9.20	Directors of the Company may attend and speak at any meeting of Shareholders and at any separate meeting of the holders of any class or series of Shares.

9.21	An action that may be taken by the Shareholders at a meeting may also be taken by a resolution consented to in writing, without the need for any notice, but if any Resolution of Shareholders is adopted otherwise than by the unanimous written consent of all Shareholders, a copy of such resolution shall forthwith be sent to all Shareholders not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more Shareholders. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which Eligible Persons holding a sufficient number of votes of Shares to constitute a Resolution of Shareholders have consented to the resolution by signed counterparts.

10.	DIRECTORS

10.1	The first directors of the Company shall be appointed by the first registered agent within 6 months of the date of incorporation of the Company; and thereafter, the directors shall be elected by Resolution of Shareholders or by Resolution of Directors.

10.2	No person shall be appointed as a director, or nominated as a reserve director, of the Company unless he has consented in writing to be a director or to be nominated as a reserve director.

10.3	The minimum number of directors shall be five (5) and the maximum number of directors shall be seven (7), and shall initially be five (5).

10.4	Each Shareholder shall vote its Shares at any meeting of Shareholders called for the purpose of electing directors or in any written consent of Shareholders executed for such purpose to elect, and shall take all other actions necessary or required to ensure the election to the Board of, (i) one (1) nominee of the holders of the Series A Preferred Shares (the “Series A Director”); (ii) two (2) nominees of the Founders (each, an “Founders Director”); and (iii) two (2) Independent Directors to be mutually agreed upon between the holder of the Series A Preferred Shares and the Founders. The Chairman of the Board shall be selected by the Board from among the Founders Directors. The Chairman of the Board shall not have a casting vote.

10.5	Each Shareholder shall have the absolute right to remove any Director nominated by it at any time at its sole discretion, and the Founders and the holders of the Series A Preferred Shares shall have the right to remove any of the Independent Directors by mutual agreement. Each of the Shareholders shall vote its Shares at any meeting of Shareholders or in any written consent of Shareholders called for such purpose so as to effectuate such right. Notwithstanding anything to the contrary contained herein, Shareholders may vote to remove any Director for Cause (as defined in Regulation 10.7 below).

10.6	If, as a result of death, resignation, removal or otherwise, there shall exist or occur any vacancy on the Board, the Shareholder entitled under Regulation 10.4 to nominate the director whose death, resignation, removal or other departure resulted in such vacancy shall nominate another individual to serve in place of such director and the Shareholders shall elect such individual to the Board as soon as practicable thereafter. If it is a Series A Director or a Founders Director whose death, resignation, removal or other departure has resulted in the vacancy, neither the Shareholders nor the Board shall transact any business of the Company (including those set forth in Clause 9.1.4 of the Memorandum) until the holders of the Series A Preferred Shares or the Founders, as the case may be, have elected the replacement for such director, unless the holders of the Series A Preferred Shares or the Founders, as the case may be, shall have failed to nominate a replacement director within 15 Business Days after such death, resignation, removal or other departure.

10.7	In this Regulation 10, “Cause” means (a) a director’s or officer’s wilful or continued failure to substantially perform his or her duties, (b) such director’s or officer’s conviction or under formal investigation in a criminal proceeding (other than traffic violations or other minor infractions), (c) such director’s or other officer’s being censured or subject to equivalent action by any internationally recognized securities exchange, or (d) such Director or officer being subject to a Bankruptcy Event.

10.8	A director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company or from such later date as may be specified in the notice. A director shall resign forthwith as a director if he is, or becomes, disqualified from acting as a director under the Act.

10.9	Subject to this Regulation 10, the directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors. Where the directors appoint a person as director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a director ceased to hold office.
10.10	A vacancy in relation to directors occurs if a director dies or otherwise ceases to hold office prior to the expiration of his term of office.

10.11	Where the Company only has one Shareholder who is an individual and that Shareholder is also the sole director of the Company, the sole Shareholder/director may, by instrument in writing, nominate a person who is not disqualified from being a director of the Company as a reserve director of the Company to act in the place of the sole director in the event of his death.

10.12	The nomination of a person as a reserve director of the Company ceases to have effect if:
(a)	before the death of the sole Shareholder/director who nominated him,
(i)	he resigns as reserve director, or

(ii)	the sole Shareholder/director revokes the nomination in writing; or
(b)	the sole Shareholder/director who nominated him ceases to be able to be the sole Shareholder/director of the Company for any reason other than his death.
10.13	The Company shall keep a register of directors containing:
(a)	the names and addresses of the persons who are directors of the Company or who have been nominated as reserve directors of the Company;

(b)	the date on which each person whose name is entered in the register was appointed as a director, or nominated as a reserve director, of the Company;

(c)	the date on which each person named as a director ceased to be a director of the Company;

(d)	the date on which the nomination of any person nominated as a reserve director ceased to have effect; and

(e)	such other information as may be prescribed by the Act.
10.14	The register of directors may be kept in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until a Resolution of Directors determining otherwise is passed, the magnetic, electronic or other data storage shall be the original register of directors.

10.15	The directors may, by Resolution of Directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

10.16	A director is not required to hold a Share as a qualification to office.

11.	POWERS OF DIRECTORS

11.1	The business and affairs of the Company shall be managed by, or under the direction or supervision of, the directors of the Company. The directors of the Company have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company. The directors may pay all expenses incurred preliminary to and in connection with the incorporation of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or the Articles required to be exercised by the Shareholders.
11.2	Each director shall exercise his powers for a proper purpose and shall not act or agree to the Company acting in a manner that contravenes the Memorandum, the Articles or the Act. Each director, in exercising his powers or performing his duties, shall act honestly and in good faith in what the director believes to be the best interests of the Company.

11.3	For the avoidance of doubt, in exercising their powers the directors (which include any alternate directors) shall be obliged to act in the best interests of the Company which shall prevail in the event of any conflict between the interests of the Company and the interests of the Shareholder who nominated that director.

11.4	Any director which is a body corporate may appoint any individual as its duly authorised representative for the purpose of representing it at meetings of the directors, with respect to the signing of consents or otherwise.

11.5	Each Director shall be entitled to examine the books and accounts of the Company or any Subsidiary of the Company and shall have free access, at all reasonable times and upon reasonable prior notice, to any and all properties and facilities of the Company or any Subsidiary of the Company. The Company shall provide such information relating to the business affairs and financial position of the Company or any Subsidiary of the Company as any Director may require. Any Director may provide such information to his or her nominating Shareholder.

11.6	The continuing directors may act notwithstanding any vacancy in their body.

11.7	The directors may by Resolution of Directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

11.8	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

11.9	For the purposes of Section 175 (Disposition of assets) of the Act, the directors may by Resolution of Directors determine that any sale, transfer, lease, exchange or other disposition is in the usual or regular course of the business carried on by the Company and such determination is, in the absence of fraud, conclusive.

12.	PROCEEDINGS OF DIRECTORS

12.1	A meeting of the Board may be called by the Chairman of the Board, or any director giving notice in writing to the other directors, specifying the date, time and agenda for such meeting.

12.2	Meetings of the Board shall take place at least once every quarter, unless otherwise consented to in writing by the holders of the Series A Preferred Shares. Board meetings shall be held at a location to be determined by the Board; provided that if the directors cannot agree on a location for any particular Board meeting, the meeting shall be held in Beijing, China. Any committee of the Company may meet at such times and in such manner and places within or outside the British Virgin Islands as the directors may determine to be necessary or desirable.
12.3	A director is deemed to be present at a meeting of directors if he participates by telephone, video conferencing or other means of contemporaneous communication; provided that each director taking part in the meeting is able to hear each other director taking part and; provided, further, that each director must acknowledge his or her presence for the purpose of the meeting and any director not doing so shall not be entitled to speak or vote at the meeting. Such participation shall constitute presence for purposes of the quorum provisions of Regulation 12.6 below. A director may not leave the meeting by disconnecting his or her telephone or other means of communication unless he or she has previously obtained the express consent of the Chairman of the Board and a director shall conclusively be presumed to have been present and formed part of the quorum at all times during the meeting unless he or she has previously obtained the express consent of the Chairman of the Board to leave the meeting as aforesaid.

12.4	Not less than fourteen (14) days prior written notice shall be given to each director; provided that such notice period (i) shall not apply in the case of an adjourned meeting pursuant to this Regulation 12 and (ii) such notice period may be reduced with the unanimous written consent of the directors. The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

12.5	[Intentionally Deleted]

12.6	All meetings of the Board shall require a quorum of at least a majority of the directors which shall include at least the Series A Director and one Founders Director. If such a quorum is not present within sixty (60) minutes after the time appointed for the meeting, the meeting shall be adjourned and the directors shall reschedule the meeting within thirty (30) days in good faith and the directors shall be obliged to participate in such rescheduled meeting in good faith.

12.7	If at any time and for any reason, the Company has only one director the provisions herein contained for meetings of directors do not apply and such sole director has full power to represent and act for the Company in all matters as are not by the Act, the Memorandum or the Articles required to be exercised by the Shareholders. In lieu of minutes of a meeting the sole director shall record in writing and sign a note or memorandum of all matters requiring a Resolution of Directors. Such a note or memorandum constitutes sufficient evidence of such resolution for all purposes.

12.8	At meetings of directors at which the Chairman of the Board is present, he shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present, the directors present shall choose one of their number to be chairman of the meeting.

12.9	Any director may, by written notice to the Chairman of the Board, (i) authorize another director to attend and vote by proxy for such director at any Board meeting or (ii) appoint an alternate director to attend any Board meeting in the absence of the director who appointed him and vote for such director at any Board meeting until the appointment lapses or is terminated. Except as provided in this Regulation 12, the adoption of any resolution of the Board shall require the affirmative vote of a majority of the directors present at a duly constituted meeting of the Board. Any director may put forth a resolution for vote at a Board meeting; provided that the Board shall not adopt any resolution covering any matter that is not specified on the agenda for such meeting unless at least the Series A Director and one Founders Director vote in favour of such resolution.
12.10	Subject to any additional requirements imposed by the applicable British Virgin Islands law, and further subject to the consent of the holders of Preferred Shares in accordance with Clause 9.1.4(b) of the Memorandum, none of the Company, any Subsidiary of the Company, any Shareholder, director, officer, committee, committee member, employee, agent or any of their respective delegates shall be entitled to, without the affirmative consent or approval of at least a majority of the directors, including the affirmative consent or approval of at least one Founders Director, obtained at a validly convened Board meeting, take any of actions set forth in Clause 9.1.4(b) of the Memorandum.

12.11	An action that may be taken by the directors or a committee of directors at a meeting may also be taken by a Resolution of Directors or a resolution of a committee of directors consented to in writing by all directors or by all members of the committee, as the case may be, without the need for any notice. The consent may be in the form of counterparts each counterpart being signed by one or more directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the date upon which the last director has consented to the resolution by signed counterparts.

12.12	The Independent Directors shall be entitled to reimbursement of out-of-pocket expenses in connection with the performance of his or her duties as Director.

13.	COMMITTEES

13.1	The directors may, by Resolution of Directors, designate one or more committees, each consisting of one or more directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee.

13.2	The Board shall establish a compensation committee (“the “Compensation Committee”) and an audit committee (the “Audit Committee”) consisting of, among others, the Independent Directors; provided that the Series A Director shall be a member of the Compensation Committee and an observer on the Audit Committee.

13.3	The directors have no power to delegate to a committee of directors any of the following powers:
(a)	to amend the Memorandum or the Articles;

(b)	to designate committees of directors;

(c)	to delegate powers to a committee of directors;

(d)	to appoint or remove directors;

(e)	to appoint or remove an agent;

(f)	to approve a plan of merger, consolidation or arrangement;

(g)	to make a declaration of solvency or to approve a liquidation plan; or

(h)	to make a determination that immediately after a proposed Distribution the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.
13.4	Sub-Regulation 13.3(b) and (c) do not prevent a committee of directors, where authorised by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, from appointing a sub-committee and delegating powers exercisable by the committee to the sub-committee.

13.5	The meetings and proceedings of each committee of directors consisting of 2 or more directors shall be governed mutatis mutandis by the provisions of the Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee.

13.6	Where the directors delegate their powers to a committee of directors they remain responsible for the exercise of that power by the committee, unless they believed on reasonable grounds at all times before the exercise of the power that the committee would exercise the power in conformity with the duties imposed on directors of the Company under the Act.

14.	OFFICERS AND AGENTS

14.1	The Company may by Resolution of Directors appoint officers of the Company at such times as may be considered necessary or expedient. Such officers may consist of a Chairman of the Board of Directors (the “Chairman of the Board”), a president and one or more vice-presidents, secretaries and treasurers and such other officers as may from time to time be considered necessary or expedient. Any number of offices may be held by the same person.

14.2	The Board shall appoint the Chief Executive Officer of the Company (the “CEO”), except that the CEO of the Company immediately after the date hereof shall be Yiming Ma. In addition, the Founders and the holders of the Series A Preferred Shares, shall by mutual agreement, appoint the Chief Financial Officer of the Company (the “CFO”), except that the CFO of the Company immediately after the date hereof shall be Danny Chung. Only the Party or Parties who appointed such officer may remove such officer or fill any vacancy that may arise upon the death, resignation, removal or other departure of such officer, provided that, the Board shall have the right to remove any officer for Cause (as defined in Regulation 10.7 above). The CEO shall report to the Board and manage the day-to-day affairs of the Company subject to the directions and policies of the Board adopted from time to time. The CFO shall report to the CEO and shall be responsible for the financial and accounting aspects of the Company. All other executive officers and members of the senior management of the Company shall be appointed and their scope of their duties determined by the CEO in consultation with the Board.

14.3	The officers shall perform such duties as are prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors. In the absence of any specific prescription of duties it shall be the responsibility of the Chairman of the Board to preside at meetings of directors and Shareholders, the president to manage the day to day affairs of the Company, the vice-

presidents to act in order of seniority in the absence of the president but otherwise to perform such duties as may be delegated to them by the president, the secretaries to maintain the register of members, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the treasurer to be responsible for the financial affairs of the Company.
14.4	The emoluments of all officers shall be fixed by Resolution of Directors.

14.5	The officers of the Company shall hold office until their successors are duly appointed, but any officer elected or appointed by the directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

14.6	The directors may, by Resolution of Directors, appoint any person, including a person who is a director, to be an agent of the Company.

14.7	An agent of the Company shall have such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in the Articles or in the Resolution of Directors appointing the agent, except that no agent has any power or authority with respect to the following:
(a)	to amend the Memorandum or the Articles;

(b)	to change the registered office or agent;

(c)	to designate committees of directors;

(d)	to delegate powers to a committee of directors;

(e)	to appoint or remove directors;

(f)	to appoint or remove an agent;

(g)	to fix emoluments of directors;

(h)	to approve a plan of merger, consolidation or arrangement;

(i)	to make a declaration of solvency or to approve a liquidation plan;

(j)	to make a determination that the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due; or

(k)	to authorise the Company to continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands.
14.8	The Resolution of Directors appointing an agent may authorise the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

14.9	The directors may remove an agent appointed by the Company and may revoke or vary a power conferred on him.

15.	CONFLICT OF INTERESTS

15.1	A director of the Company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other directors of the Company.

15.2	For the purposes of Sub-Regulation 15.1, a disclosure to all other directors to the effect that a director is a member, director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry into the transaction or disclosure of the interest, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

15.3	A director of the Company who is interested in a transaction entered into or to be entered into by the Company may:
(a)	vote on a matter relating to the transaction;

(b)	attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

(c)	sign a document on behalf of the Company, or do any other thing in his capacity as a director, that relates to the transaction, and, subject to compliance with the Act shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

16.	INDEMNIFICATION

16.1	Subject to the limitations hereinafter provided the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:
(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the Company; or

(b)	is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.
16.2	The indemnity in Sub-Regulation 16.1 only applies if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.
16.3	The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved.

16.4	The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

16.5	Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the Company in accordance with Sub-Regulation 16.1.

16.6	Expenses, including legal fees, incurred by a former director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director to repay the amount if it shall ultimately be determined that the former director is not entitled to be indemnified by the Company in accordance with Sub-Regulation 16.1 and upon such terms and conditions, if any, as the Company deems appropriate.

16.7	The indemnification and advancement of expenses provided by, or granted pursuant to, this Regulation is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, Resolution of Shareholders, resolution of disinterested directors or otherwise, both as acting in the person’s official capacity and as to acting in another capacity while serving as a director of the Company.

16.8	If a person referred to in Sub-Regulation 16.1 has been successful in defence of any proceedings referred to in Sub-Regulation 16.1, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

16.9	The Company may purchase and maintain insurance in relation to any person who is or was a director, officer or liquidator of the Company, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in the Articles.

17.	RECORDS

17.1	The Company shall keep the following documents at the office of its registered agent:
(a)	the Memorandum and the Articles;

(b)	the register of members, or a copy of the register of members;

(c)	the register of directors, or a copy of the register of directors; and

(d)	copies of all notices and other documents filed by the Company with the Registrar of Corporate Affairs in the previous 10 years.

17.2	Until the directors determine otherwise by Resolution of Directors the Company shall keep the original register of members and original register of directors at the office of its registered agent.

17.3	If the Company maintains only a copy of the register of members or a copy of the register of directors at the office of its registered agent, it shall:
(a)	within 15 days of any change in either register, notify the registered agent in writing of the change; and

(b)	provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.
17.4	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine:
(a)	minutes of meetings and Resolutions of Shareholders and classes of Shareholders;

(b)	minutes of meetings and Resolutions of Directors and committees of directors; and

(c)	an impression of the Seal.
17.5	Where any original records referred to in this Regulation are maintained other than at the office of the registered agent of the Company, and the place at which the original records is changed, the Company shall provide the registered agent with the physical address of the new location of the records of the Company within 14 days of the change of location.

17.6	The records kept by the Company under this Regulation shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act, 2001 (No. 5 of 2001) as from time to time amended or re-enacted.

17.7	Upon at least three (3) days’ prior notice to the Company, the Company shall, and shall cause its Subsidiaries and their respective officers, employees, auditors and other agents to (and the Founders shall cause the Company, its Subsidiaries, officers, employees, auditors and other agents to) (a) afford the officers, employees, auditors and other agents of the holders of the Preferred Shares and their respective Affiliates designated by the holders of the Preferred Shares, during normal business hours, reasonable access at all reasonable times to its officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records, and (b) furnish the holders of the Preferred Shares and their respective Affiliates with all financial, operating and other data and information as the holders of the Preferred Shares or their Affiliates, through their respective officers, employees, agents or representatives, may from time to time reasonably request. Any costs incurred by the holders of the Preferred Shares or their respective Affiliates in connection with the above shall be borne by the holders of the Preferred Shares; provided, however, the holders of the Preferred Shares shall not be responsible for any other costs.

18.	REGISTER OF CHARGES

The Company shall maintain at the office of its registered agent a register of charges in which there shall be entered the following particulars regarding each mortgage, charge and other encumbrance created by the Company:
(a)	the date of creation of the charge;

(b)	a short description of the liability secured by the charge;

(c)	a short description of the property charged;

(d)	the name and address of the trustee for the security or, if there is no such trustee, the name and address of the chargee;

(e)	unless the charge is a security to bearer, the name and address of the holder of the charge; and

(f)	details of any prohibition or restriction contained in the instrument creating the charge on the power of the Company to create any future charge ranking in priority to or equally with the charge.
19.	SEAL

The Company shall have a Seal. The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by Resolution of Directors. The directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the registered office. Except as otherwise expressly provided herein, the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of any one director or other person so authorised from time to time by Resolution of Directors. Such authorisation may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The directors may provide for a facsimile of the Seal and of the signature of any director or authorised person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been attested to as hereinbefore described.

20.	DISTRIBUTIONS BY WAY OF DIVIDEND

20.1	The directors of the Company may, by Resolution of Directors, authorise a Distribution by way of dividend at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the Distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

20.2	Dividends may be paid in money, shares, or other property.

20.3	Notice of any dividend that may have been declared shall be given to each Shareholder as specified in Sub-Regulation 23.1 and all dividends unclaimed for 3 years after having been declared may be forfeited by Resolution of Directors for the benefit of the Company.

20.4	No dividend shall bear interest as against the Company and no dividend shall be paid on Treasury Shares.

21.	ACCOUNTS AND AUDIT

21.1	The Company shall keep records that are sufficient to show and explain the Company’s transactions and that will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

21.2	The Company may by Resolution of Shareholders call for the directors to prepare periodically and make available a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for a financial period and a true and fair view of the assets and liabilities of the Company as at the end of a financial period.

21.3	The Company may by Resolution of Shareholders call for the accounts to be examined by auditors.

21.4	Each Shareholder shall vote its Shares, and each Shareholder who has nominated a director pursuant to Clause 10.4 shall procure that its nominated director(s) shall vote to cause the Board to appoint as the Company’s auditors an internationally recognized accounting firm approved by the Founders and the holders of the Preferred Shares; provided that such accounting firm, as of the date hereof, shall be Deloitte Touche Tohmatsu.

21.5	The remuneration of the auditors of the Company may be fixed by Resolution of Directors.

21.6	The auditors shall examine each profit and loss account and balance sheet required to be laid before a meeting of the Shareholders or otherwise given to Shareholders and shall state in a written report whether or not:
(a)	in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the assets and liabilities of the Company at the end of that period; and

(b)	all the information and explanations required by the auditors have been obtained.
21.7	The report of the auditors shall be annexed to the accounts and shall be read at the meeting of Shareholders at which the accounts are laid before the Company or shall be otherwise given to the Shareholders.

21.8	Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

21.9	The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of Shareholders at which the Company’s profit and loss account and balance sheet are to be presented.

22.	LIMIT ON SHAREHOLDER ACTION

22.1	No Shareholder, acting solely in its capacity as a Shareholder, shall act as an agent of the Company or have any authority to act for or to bind the Company, except as authorized by the Board. Any Shareholder that takes any action or binds the Company in violation of this Regulation shall be solely responsible for, and shall indemnify the Company and each other Shareholder against, any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever (including to any investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding) (collectively, “Losses”) that the Company or such other Shareholders, as the case may be, may at any time become subject to or liable for by reason of such violation.

23.	NOTICES

23.1	Any notice, information or written statement to be given by the Company to Shareholders may be given by personal service or by mail addressed to each Shareholder at the address shown in the register of members.

23.2	Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered agent of the Company.

23.3	Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered office or the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

24.	VOLUNTARY LIQUIDATION

The Company may by Resolution of Shareholders or by Resolution of Directors appoint a voluntary liquidator.

25.	CONTINUATION

The Company may by Resolution of Shareholders or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

WE, Morgan & Morgan Trust Corporation Limited of P.O. Box 958, of Pasea Estate, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the re-registration of the Company this 9th day of May, 2006.
Applicant to re-Register
Sgd. Anne Wilson
Anne Wilson
Morgan & Morgan Trust Corporation Limited

CO. NO: 1026930
BRITISH VIRGIN ISLANDS
THE BVI BUSINESS COMPANIES ACT 2004 (AS AMENDED)
MEMORANDUM AND
ARTICLES OF ASSOCIATION
OF
Camelot Information Systems Inc.
INCORPORATED ON THE 28TH DAY OF NOVEMBER, 2000
UNDER THE INTERNATIONAL BUSINESS COMPANIES ACT, CAP. 291
RE-REGISTERED AS A BVI BUSINESS COMPANY
ON THE 9TH DAY OF MAY, 2006
(AMENDED ON THE 21st DAY OF DECEMBER, 2007)
(AMENDED ON THE 11TH DAY OF MAY, 2010)
REGISTERED OFFICE AND REGISTERED AGENT
MORGAN & MORGAN TRUST CORPORATION LTD.
PASEA ESTATE, ROAD TOWN,
TORTOLA, BRITISH VIRGIN ISLANDS